                                                          EXHIBIT 3.1


                       CERTIFICATE OF AMENDMENT
                                  OF
                RESTATED CERTIFICATE OF INCORPORATION
                                  OF
                 UNION TEXAS PETROLEUM HOLDINGS, INC.


        UNION TEXAS PETROLEUM HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

        FIRST: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

        NOW, THEREFORE, BE IT RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Company (the "Certficate") be amended (i) to change the total number of shares of all classes of capital stock which the Company shall have authority to issue from 202,000,000 to 215,000,000 shares,
(ii) to increase the authorized number of shares of Preferred Stock from 2,000,000 shares to 15,000,000 shares, and (iii) to change the par value of the Preferred Stock from one dollar ($1.00) per share to one cent ($.01) per share, so the first paragraph of Article Fourth shall be amended to read in its entirety as follows:

                "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000), of which Fifteen Million (15,000,000) shares shall be Preferred Stock of the par value one cent ($.01) per share and Two Hundred Million (200,000,000) shares shall be Common Stock of the par value of five cents ($.05) per share."

        FURTHER RESOLVED, that Section A of Article Fourth, entitled "Preferred Stock," be amended to read in its entirety as follows:

                A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation."

        SECOND: Thereafter, pursuant to resolution of its Board of Directors, an annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

        THIRD: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, UNION TEXAS PETROLEUM HOLDINGS, INC. has caused this certificate to be signed by Newton W. Wilson, III, its General Counsel, Vice President-Administration and Secretary, this 10th day of May, 1995.



                                 UNION TEXAS PETROLEUM HOLDINGS, INC.


                                 By: /s/  NEWTON W. WILSON, III
                                     -----------------------------------------
                                          Newton W. Wilson, III
                                          General Counsel, Vice President -
                                          Administration and Secretary

                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                     UNION TEXAS PEROLEUM HOLDINGS, INC.
                      (Incorporated on December 9, 1982)

     FIRST:  The name of the Corporation is:

                     UNION TEXAS PETROLEUM HOLDINGS, INC.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Two Million (202,000,000) of which Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share and Two Hundred Million (200,000,000) shares shall be Common Stock of the par value of five cents ($.05) per share.

     A. Preferred Stock. Except with respect to the series of Preferred Stock expressly herein designated in this Article Fourth, the Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

     A Certificate of Designation creating a series of Cumulative Preferred Stock providing for an issue of 1,000,000 shares of Preferred Stock designated "8% Cumulative Series B Preferred Stock" was filed with the Secretary of State of Delaware on June 27, 1985. Each share of the 8% Cumulative Series B Preferred Stock is hereby converted into, reclassified and redesignated as a share of 20% Series B Redeemable Stock as hereinafter designated. A Certificate of Designation creating a series of Cumulative Preferred Stock providing for an issue of 1,000,000 shares of Preferred Stock designated "Cumulative Series C Preferred Stock" was filed with the Secretary of State of Delaware on November 15, 1985. Each share of the Cumulative Series C Preferred Stock is hereby converted into, reclassified and redesignated as a share of 20.75% Series C Redeemable Stock as hereinafter designated. The designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the 20% Series B
Redeemable Preferred Stock and the 20.75% Series C Redeemable Preferred Stock are as follows:

     1.  Designation.  The distinctive designations of the two series are
(i) the "20% Series B Redeemable Preferred Stock" (hereinafter, the "Series B Preferred Stock") and (ii) the "20.75% Series C Redeemable Preferred Stock" (hereinafter, the "Series C Preferred Stock").

     2. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 2 shall have, for all purposes, the meanings herein specified.

        Dividend Period. The term "Dividend Period" shall have the meaning set forth in paragraph 3 below.

        Junior Stock. The term "Junior Stock" shall mean any class of Common Stock of the Corporation and any other class or series of stock of the Corporation, howsoever designated, which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock and the Series C Preferred Stock shall have been so paid or declared and set apart for payment or, for purposes of paragraph 4 below, shall mean any class of Common Stock of the Corporation, howsoever designated, not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series B Preferred Stock and the Series C Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

        Liquidation Price. The term "Liquidation Price" shall have the meaning set forth in paragraph 4 below.

        Parity Stock. The term "Parity Stock" shall mean any class or series of stock of the Corporation entitled to receive payment of dividends on a parity with the Series B Preferred Stock and the Series C Preferred Stock or, for purposes of paragraph 4 below, shall mean any other class or series of stock of the Corporation entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series B Preferred Stock and the Series C Preferred Stock. The Series B Preferred Stock and the Series C Preferred Stock are Parity Stock.

        Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock and the Series C Preferred Stock in respect of the right to receive dividends, or, for the purposes of paragraph 4 below, shall mean any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock and the Series C Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

    3. Dividends. Subject to the prior preferences and other rights of any Senior Stock, (i) each issued and outstanding share of Series B Preferred
Stock shall entitle the holder of record thereof as of the "record date" to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cash dividends at the rate of 8% per annum for dividends accruing through September 30, 1987 and 20% per annum for dividends accruing after September 30, 1987, and no more and (ii) each issued and outstanding share of Series C Preferred Stock shall entitle the holder of record thereof as of the "record date" to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cash dividends at the rate of 8.75% per annum for dividends accruing through September 30, 1987 and 20.75% per annum for dividends accruing after September 30, 1987, and no more. Such dividends shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year. The quarterly period between consecutive dates for payment of dividends shall hereinafter be referred to as a "Dividend Period." As used above, the term "record date" means March 15, June 15, September 15 and December 15 of each year, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective dividend payment date.

     If for any Dividend Period holders of the Series B Preferred Stock or the Series C Preferred Stock shall not receive the full dividends provided for in this paragraph 3, such unpaid dividends for such Dividend Period shall be cumulative, and shall accrue without interest on a day-to-day basis, whether or not earned or declared, from and after the date when payment thereof would have been due.

     So long as any shares of Series B Preferred Stock or the Series C Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of any class or series of Junior Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any other distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation for value, nor shall any monies be paid or set apart for a sinking fund for the purchase or redemption of any Junior Stock, unless (i) all dividends to which the holders of the Series B Preferred Stock and the Series C Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum or money sufficient for the payment thereof set apart and (ii) all required mandatory redemptions of this Series B Preferred Stock and the Series C Preferred Stock shall have been made; provided, however, that, notwithstanding the foregoing, the Corporation may at any time repurchase its Junior Stock (x) as may be required or permitted by the terms of any stock subscription, purchase or option agreements between the Corporation and employees thereof existing on September 30, 1987 or (y) pursuant to Section 3 of the Shareholders Agreement, as amended from time to time, by and among the Corporation and certain shareholders dated April 19, 1985, a copy of which will be furnished to any shareholder upon request therefor to the Corporation (the "Shareholders Agreement").

     All dividends on the Series B Preferred Stock and the Series C Preferred Stock and on any class or series of Parity Stock for any year shall be declared pro rata so that the amounts of dividends per share declared during such year on the Series B Preferred Stock, the Series C Preferred Stock and on any class or series of Parity Stock shall in all cases bear to each other the same proportions as do the respective full amounts of dividends to which the holders of the Series B Preferred Stock, the Series C Preferred Stock and each class or series of Parity Stock would be entitled to be paid, if declared during such year, and so that the amount of dividends per share declared during such year on shares of the Series B Preferred Stock and the Series C Preferred Stock with differing dividend rates bear to each other the same proportions as such respective dividend rates. In the event of the payment of any dividends for any period other than a Dividend Period, the amount of the dividend shall be prorated based on a dividend period of 90 days with three 30-day months.

     4. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series B Preferred Stock and the Series C Preferred Stock shall be entitled to be paid $100 per share of Series B Preferred Stock and Series C Preferred Stock (the "Liquidation Price") plus any accrued and unpaid dividends thereon to the date of such liquidation or dissolution or such other winding up, and no more, in cash. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock, the Series C Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series B Preferred Stock, the Series C Preferred Stock and any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale, lease or conveyance of all or any part of the assets of the corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 4.

     5.  Voting Rights.

     (a) Except as in this paragraph 5 or by law expressly provided, neither the Series B Preferred Stock nor the Series C Preferred Stock shall have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders. On any matters in which the holders of the Series B Preferred Stock and the Series C Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

        (b) As long as any shares of the Series B Preferred Stock or the Series C Preferred Stock are outstanding, the Corporation shall not, without the consent of the holders of at least two-thirds (2/3) of the aggregate number of shares of the Series B Preferred Stock and the Series C Preferred Stock and any other Preferred Stock affected by such matter, as applicable, at the time outstanding, given in person or by proxy, either in writing or by vote at a meeting called for the purpose, (i) authorize, create or issue, or increase the authorized or issued amount of any Senior Stock, or (ii) amend, alter or repeal any of the provisions of paragraph A of this Article Fourth so as to affect adversely the rights, powers or preferences of the Series B Preferred Stock or the Series C Preferred Stock, or of the holders thereof; provided, however, that the Corporation, without the vote or consent of any holders of the Series B Preferred Stock or Series C Preferred Stock, may amend the Certificate of Incorporation to increase the number of authorized shares of Preferred Stock of the Corporation which are without designation or which are Junior Stock or Parity Stock, and may authorize, create or issue, or increase the authorized or issued amount of, any series of Junior Stock and Parity Stock.

        (c) Upon the occurence and during the continuance of any of the following events, the number of directors of the Corporation then constituting the entire Board of Directors of the Corporation shall automatically be increased by two directors, without any amendment of the Corporation's Bylaws, and the holders of the outstanding Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall have the exclusive right with the holders of each other outstanding series of Preferred Stock of the Corporation that also grants such voting right, voting together with such other holders as a class separate from other classes of stock entitled to vote, to elect two additional members of the Board of Directors:

        (i) Dividends payable on the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, shall be in arrears in an aggregate amount equivalent to not less than six full quarterly dividends on the Series B Preferred Stock or the Series C Preferred Stock at the time outstanding; or

        (ii) Any mandatory redemption payment on the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, shall not have been made in accordance with paragraph 6(b) of Article Fourth and shall be in arrears for a period exceeding 180 days.

At any time when such election rights shall have vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the total number of shares of all series in arrears then outstanding or with respect to which mandatory redemption payments have not been made shall, call a special meeting of the holders of such shares to fill such newly-created directorships for the election of directors. In the case of such written request, such special meeting shall be held within 90 days after delivery of such request, and, in each case, at the place and upon notice provided by law and in the Corporation's Bylaws, provided, that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of the Corporation's stockholders, at which meeting such newly-created directorships shall be filled by the holders of the Series B Preferred Stock and Series C Preferred Stock (as the case may be) as provided herein. Such election right shall continue until such time as all dividends on the Series B Preferred
Stock or the Series C Preferred Stock (as the case may be) for all past dividend periods and such mandatory redemption payment shall have been paid in full, at which time the right for the Series B Preferred Stock or the Series C Preferred Stock (as the case may be) to vote and to be represented at and to receive notice of meetings shall teminate, except as in this paragraph 5 or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character and for the time above mentioned.

        At any meeeting of stockholders held for the purpose of electing directors at which the Series B Preferred Stock or the Series C Preferred Stock shall have the right, voting as a class with all other holders of Preferred Stock of the Corporation having such right (the "Preferred Stock Class"), to elect directors as aforesaid, the presence in person or by proxy of one-third of the outstanding shares of the Preferred Stock Class shall be required to constitute a quorum thereof for the election of any director by the Preferred Stock Class. If such quorum be present, then such directors may be elected by the Preferred Stock Class irrespective of whether stock having such voting power with respect to the election of other directors as may be present at the meeting in person or by proxy, shall, for the purpose of electing directors, constitute a quorum for such purpose.

     If at any such meeting or adjournment thereof a quorum of the Preferred Stock Class shall not be present, no election of the directors to be elected thereby shall take place and the meeting shall be adjourned from time to time for periods not exceeding 30 days until a quorum of the Preferred Stock Class is present at such adjourned meeting.

     The term of office of all directors in office elected by the Preferred Stock Class when voting power shall, as aforesaid, become vested in the Preferred Stock Class shall terminate upon the earlier to occur of 10 days after the date on which the events described in paragraphs 2(c)(i) and (ii) no longer exist or the election of any new directors at any meeting of stockholders called for the purpose of electing directors.

     6.  Redemption.

     (a) Optional. The Corporation may, at its option, redeem out of funds legally available therefor, at any time, or from time to time, any or all of the then outstanding shares of the Series B Preferred Stock or the Series C Preferred Stock, at a redemption price of $100 per share plus the following redemption premium ("redemption premium") per share (plus an amount equal to accrued and unpaid dividends, if any, including a partial dividend to the date of redemption) (hereinafter referred to as the "optional redemption prices"):

             During the
              12-month
           period beginning
              January 1,

                1987                                 $ 52.70
                1988                                   48.40
                1989                                   43.40
                1990                                   37.60
                1991                                   30.90
                1992                                   23.10
                1993                                   14.10
                1994                                   11.00

     In the event of a redemption on a day other than January 1 of any year, the Optional Redemption price shall be $100 per share plus a redemption premium equal to the redemption premium as of January 1 of the current year less the product of: (x) the difference between (i) the redemption premium as of January 1 of the current year and (ii) the redemption premium as of January 1 of the next succeeding year, multiplied by (y) a fraction the numerator of which is the number of days which have elapsed since January 1 of the current year (assuming that each month consists of 30 days) and the denominator of which is 360.

     In the event that any of the Warrants (the "Warrants") issued pursuant to the Warrant Agreement (as amended from time to time, the "Warrant Agreement"), dated as of September 30, 1987, entered into by the Corporation are
(i) redeemed, (ii) cancelled pursuant to the terms of the Stock Acquisition Agreement, dated as of April 19, 1985, entered into by the Corporation and certain other parties, as amended from time to time or (iii) made subject to an "Accelerated Exercise Date" under the Warrant Agreement, then from and after the date of such redemption or cancellation or such Accelerated Exercise Date the amount of such redemption premium set forth above shall be adjusted to equal the amount set forth above multiplied by a fraction, the numerator of which shall be the number of Warrants remaining outstanding after such redemption, cancellation or Accelerated Exercise Date (assuming for these purposes that all Warrants made exercisable on said Accelerated Exercise Date are exercised on such date) and the denominator of which shall be 3,000,000 (in each case, adjusted for splits, reclassifications or combinations in the number of Warrants under the Warrant Agreement).

     The redemption price for shares redeemed shall be paid to the holders of record of the Series B Preferred Stock or the Series C Preferred Stock (as the case may be) so redeemed on the date of redemption. The Corporation shall give at least 20 days' but not more than 60 days' prior written notice by first class mail, postage prepaid, to each holder whose shares are to be redeemed, notifying such holder of the election of the Corporation to redeem such shares, the number of shares to be redeemed and the date fixed for redemption. In the event of a redemption of less than all the outstanding shares of Series B Preferred Stock or the Series C Preferred Stock, the shares to be redeemed shall be selected pro rata to the holders thereof.

     (b) Mandatory. On December 31, 1993, as a mandatory redemption, the Corporation shall redeem out of funds legally available therefor at the redemption price of $100 per share plus an amount equal to accrued and unpaid dividends thereon an amount of Series B Preferred Stock and the Series C Preferred Stock at least equal to 66 2/3% of the Series B Preferred Stock and 66 2/3% of the Series C Preferred Stock then outstanding. On December 31, 1994, as a mandatory redemption, the Corporation shall redeem out of funds legally available therefor at the redemption price of $100 per share plus an amount equal to accrued and unpaid dividends thereon all then outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock.

     The mandatory redemption price together with an amount equal to accrued but unpaid dividends shall be paid to the holders of record on such date of redemption. The Corporation shall give at least 20 days' but not more than 60 days' prior written notice to each holder whose shares are to be redeemed. In the case of the mandatory redemption at December 31, 1993, the shares to be redeemed shall be selected pro rata to the holders thereof.

     (c) General. From and after any date on which shares of Series B Preferred Stock or the Series C Preferred Stock (as the case amy be) are redeemed by the Corporation, such shares shall no longer be deemed to be outstanding, and all rights of holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder.

     7. Restrictions on Transfer. The shares of Series B Preferred Stock and the Series C Preferred Stock may not be sold, transferred, assigned or hypothecated unless such sale, transfer, assignment or hypothecation is made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Corporation receives an opinion of counsel, reasonably satisfactory to the Corporation, stating that such sale, transfer, assignment or hypothecation is exempt from the registration and prospectus delivery requirements of such Act. Each certificate representing shares of Series B Preferred Stock and the Series C Preferred Stock shall bear a legend to the foregoing effect unless the Corporation shall have received an opinion of counsel, reasonably staisfactory to the Corporation, to the effect that such legend may be removed under such Act.

     8. Staus of Reacquired Shares. Shares of the Series B Preferred Stock and the Series C Preferred Stock which have been issued and reacquired or redeemed in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the Series B Preferred Stock or the Series C Preferred Stock (as the case may be) issuable in the same series designated hereby.

     9. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of the Series B Preferred Stock and the Series C Preferred Stock shall not have any preference or relative, participating, optional or other special rights, other than those specifically set forth in this Restated Certificate of Incorporation (as it may be amended from time to time). The shares of the

Series B Preferred Stock and the Series C Preferred Stock shall have no preemptive or subscription rights.

     B. Common Stock. Except as provided in paragraph A of this Article Fourth and as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

     FIFTH: A. Number, election and terms of directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors.

     B. Stockholder nomination of director candidates and introduction of business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     C. Newly created directorships and vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified.

     SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by ballot.

     SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     EIGHTH: Any (a) stockholder of the Corporation, (b) affiliate, partner, stockholder or other person having a financial interest in any such stockholder of the Corporation or (c) officer, director or employee of the Corporation in his capacity as a stockholder, partner or other person having a financial interest in, or as an officer, director or employee of any person or entity referred to in clauses (a) and (b) above (persons and entities referred to in clauses (a), (b) and (c) above being herein collectively referred to as "Related Persons"), may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and neither the Corporation nor its stockholder shall have any right in or to such independent ventures or to the income or profits derived thereform except as may otherwise be required by law to the extent that (i) the other business venture involves a contract or transaction which was offered to such Related Person in its capacity as the Corporation's agent and wrongfully appropriated by it; or
(ii) the Corporation had an enforceable legal interest in the contract or transaction at the time it was initially offered to such Related Person; or
(iii) such Related Person made substantial use of the assets, personnel, facilities or resources of the Corporation in obtaining or developing a contract or transaction for its benefit; or (iv) a contract or transaction was otherwise the property of the Corporation and was neither entered into nor engaged in in connection with an ongoing business enterprise owned or operated by a Related Person nor involved the acquisition of such a business enterprise by a Related Person.

        (b) The existence or presence of one or more of the factors set forth in subparagraph (a) above shall not conclusively entitle the Corporation to the benefit of a contract or transaction referred to therein.

        NINTH: Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provisions of the statutes or of the Certificate of Incorporation, the meeting and vote of stockholders may be dispensed with if the stockholders having not less than a majority of all shares entitled to vote if such meeting were held shall consent in writing to such corporate action being taken.

        TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter provided herein or by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article.

        IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Corporation and reclassifies certain series of Preferred Stock of the Corporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its Chief Executive Officer and attested by its Secretary on this the 30th day of September, 1987.


                                       UNION TEXAS PETROLEUM HOLDINGS, INC.



                                       By:      /s/  A. CLARK JOHNSON
                                           ------------------------------------
                                                     A. Clark Johnson
                                                 Chief Executive Officer



ATTEST:

     /s/ NEWTON W. WILSON,III
- ---------------------------------
         Newton W. Wilson,III
             Secretary



                                                   -8-